Exhibit 11(b)


                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     We consent to the use of our report, dated February 6, 1998, on the annual financial statements and financial highlights of The Kaufmann Fund, Inc., which is included in Part A and to the incorporation by reference of the annual financial statements contained in the Fund's Annual Report for the period ending December 31, 1997 in Part B in Post Effective Amendment No. 48 to the
Registration Statement under the Securities Act of 1933 and included in the Prospectus and Statement of Additional Information, as specified, and to the reference made to us under the caption "Independent Auditors" in the Statement of Additional Information.


Abington, Pennsylvania                        /s/ SANVILLE & COMPANY
March 23, 1998                                Certified Public Accountants